Form 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report(Date of earliest event reported):
                                  July 1, 1999


                            WESTMORELAND COAL COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-752                    23-1128670
          --------                       -----                    ----------
(State or other jurisdiction       (Commission File           (I.R.S. Employer
    of incorporation or                  Number              Identification No.)
       organization)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado       80903
--------------------------------------------------------------       -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     The Company announced today that it expects to conduct an additional tender offer at $19 per depositary share for approximately 600,000 shares, the amount by which its tender offer earlier this year was oversubscribed.

Item 7.     Financial Statements and Exhibits

            (c) Exhibits

            Exhibit 99.11 -- Press release dated July 1, 1999.


                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         WESTMORELAND COAL COMPANY



Date: July 1, 1999                  /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
Exhibit 99.11
                       -------------------------
                        Westmoreland To Conduct
                        Additional Tender Offer
                            In Response To
                       Previous Oversubscription
                       -------------------------

Colorado Springs, CO -- July 1, 1999 -- Westmoreland Coal Company (AMEX: WLB, WLB_p) announced today that it expects to conduct an additional tender offer at $19 per depositary share for approximately 600,000 shares, the amount by which its tender offer earlier this year was oversubscribed. That tender offer was conducted pursuant to a settlement agreement entered into with the Official Committee of Equity Security Holders, the United Mine Workers of America ("UMWA"), and certain UMWA health benefit and pension plans that facilitated Westmoreland's dismissal from Chapter 11, but which limited the tender offer to $20 million (or 1,052,631 shares at $19 per share) and prohibited further distributions of any kind to shareholders through yesterday, June 30, 1999. Each depositary share represents one quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock.

The schedule and details of the tender offer have not been finalized, but it is the Company's intention to commence the tender offer as soon as practicable. On June 30, the depositary shares closed at $18-1/4 per share.

The Westmoreland Board considers resolution of issues related to future preferred stock dividends and accumulated but unpaid preferred dividends a priority in the continued revitalization of the Company. The oversubscription of the earlier tender offer indicates that depositary shareholders wished to tender a significant number of additional shares under the terms of that offer. The Company wants to accommodate this demand and believes that doing so benefits its other shareholders by reducing the overhang of existing accumulated but unpaid preferred dividends and future quarterly dividends on an attractive economic basis.

Going forward, the Board will continue to review the payment of preferred dividends and accumulated but unpaid preferred dividends as it evaluates the business opportunities available to the Company. The Board's highest priority will continue to be increasing value for all shareholders. In light of these considerations, the additional tender offer is the only action the Company intends to take with respect to preferred dividends and accumulated but unpaid preferred dividends at this time, and it appears that in the near term most other available cash should be used for reinvestment rather than distributed in order to enhance the long-term value of the Company for all shareholders and maintain compliance with the Master Agreement. The tender offer will be in lieu of the resumption of preferred dividends or payment of accumulated but unpaid preferred dividends at this time.

<PAGE 2>

The Company is subject to continuing financial ratio tests, the payment of retiree health benefits and other obligations pursuant to the Master Agreement as well as to provisions of Delaware law applicable to a corporation's payment of dividends. The Company's obligations under the Master Agreement are secured by a declining balance contingent note through 2005 under the terms of that agreement.

Westmoreland Coal Company, headquartered in Colorado Springs, Colorado, emerged from Chapter 11 on January 4, 1999 satisfying all debt obligations with interest and with its shareholders' interests undiluted. The Company is currently engaged in western coal mining through its 80% owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly-owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

          This press release (including the discussion of the Company's focus going forward) contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including without limitation: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions;
          the availability of transportation; price of alternative fuels; costs of coal produced by other countries; and, the effect of regulatory and legal proceedings. Other factors that could cause actual results to differ materially from those in the forward-looking statements, or that could contribute to such a difference, are identified in the Company's 1998 Form 10-K/A and first quarter 1999 Form 10-Q.



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           For further information contact Diane Jones (719) 448-5814